PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated November 11, 2024)	Registration Statement No: 333-276987

EXOZYMES INC.

4,013,769 SHARES OF COMMON STOCK

This prospectus supplement updates and amends the prospectus dated November 11, 2024 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-276987) which was declared effective by the SEC on November 8, 2024.

The Prospectus and this prospectus supplement relate to the resale by the selling securityholder named in the Prospectus (the “selling securityholder”) of 4,013,769 shares of common stock, par value $0.000001 per share (the “Common Stock”). The Prospectus also covers any additional securities that may become issuable by reason of stock splits, stock dividends or other similar transactions.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Current Report on Form 8-K

On July 7, 2025, we filed a Current Report on Form 8-K, for an event date of July 7, 2025, with the SEC, announcing that an updated Investor Presentation for eXoZymes Inc. has been prepared. The Current Report on Form 8-K is attached hereto.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 8 of the Prospectus and beginning on page 14 of the Annual Report.

You should rely only on the information contained in the Prospectus, this prospectus supplement, or any further prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 7, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 7, 2025

EXOZYMES INC.

(Exact name of registrant as specified in its charter)

Nevada	001-42204	83-4550057
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 Royal Oaks Drive, Suite 106

Monrovia, CA 91016

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (626) 415-1488

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	EXOZ	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 — Other Events.

Attached is an updated Investor Presentation of eXoZymes Inc., a Nevada corporation, as of July 7, 2025.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibits	Description of Exhibit

99.1	Investor Presentation of eXoZymes Inc. as of July 7, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2025	EXOZYMES INC.

	By	/s/ Fouad Nawaz
Fouad Nawaz,
Vice President, Finance

Exhibit 99.1

How are **exozymes** different to **synthetic biology**?